Exhibit 10.1

PURSUIT ATTRACTIONS AND HOSPITALITY, INC.

EXECUTIVE SEVERANCE PLAN

AND SUMMARY PLAN DESCRIPTION

(Adopted by the Board of Directors Effective December 4, 2025)

1.
Introduction. The purpose of this Pursuit Attractions and Hospitality, Inc. Executive Severance Plan (the “Plan”) is to provide assurances of specified severance benefits to eligible employees of the Company or any Affiliate thereof whose employment is involuntarily terminated other than for Cause or who resign for Good Reason under the circumstances described in the Plan. With respect to Covered Employees, the Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.
2.
Important Terms. To help you understand how the Plan works, it is important to know the following terms:
2.1
“Administrator” means (a) prior to the consummation of a Change in Control, the Committee or another duly constituted committee of members of the Board, or officers of the Company as delegated by the Board, or any person to whom the Administrator has delegated any authority or responsibility pursuant to the terms of the Plan, but only to the extent of such delegation, and (b) from and after the consummation of a Change in Control, one or more members of the Board or Committee (as constituted prior to the Change in Control) or other persons designated by the Board or Committee prior to or in connection with the Change in Control (provided that any such persons acting as Administrator may not be Covered Employees) (the “Representative”).
2.2
“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company, as such terms are defined in Rule 405 promulgated under the Securities Act.
2.3
“Base Salary” means base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses, fringe benefits, and other forms of variable compensation) as in effect prior to any reduction that would give rise to a Covered Employee or a Covered Canadian Employee’s right to a resignation for Good Reason.
2.4
“Board” means the Board of Directors of the Company.
2.5
“Cause” shall mean, unless otherwise specified in a Participation Agreement, the occurrence of any of the following events: (a) the Covered Employee or Covered Canadian Employee’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (b) the Covered Employee or Covered Canadian Employee’s commission of (i) a felony or (ii) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or in each case the equivalent in any relevant jurisdiction; (c) the Covered Employee or Covered Canadian Employee’s failure to perform the Covered Employee or Covered Canadian Employee’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Covered Employee or Covered Canadian Employee by the Company; (d) the Covered Employee or Covered Canadian Employee’s gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate; (e) the Covered Employee or Covered Canadian Employee’s material violation of any provision of any agreement(s) between the Covered Employee or Covered Canadian Employee’s and the Company or any Affiliate relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions; (f) any material breach of the Pursuit

Attractions and Hospitality, Inc. Always Honest Policy or other Company code of conduct in effect from time to time; or (g) any circumstance that would constitute just cause for termination of employment at common law in respect of any of the Covered Canadian Employees. The determination that a termination of the Covered Employee or Covered Canadian Employee’s employment is either for Cause or without Cause will be made by the Administrator. Any determination by the Company that a Covered Employee or Covered Canadian Employee’s employment was terminated with or without Cause for the purposes of this Plan shall have no effect upon any determination of the rights or obligations of the Company or such Covered Employee or Covered Canadian Employee for any other purpose.
2.6
“Change in Control” has the meaning set forth in the Equity Plan; provided, that for purposes of the Plan, the transaction also constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
2.7
“Change in Control Period” means the time period beginning on the date as of which a Change in Control is consummated and ending twenty-four (24) months following the consummation of the Change in Control.
2.8
“CIC Involuntary Termination” means an Involuntary Termination that occurs within the Change in Control Period.
2.9
“Code” means the Internal Revenue Code of 1986, as amended.
2.10
“Committee” means the Human Resources Committee of the Board.
2.11
“Company” means Pursuit Attractions and Hospitality, Inc., a Delaware corporation. References to the “Company” herein shall be construed to mean the Company and/or an Affiliate thereof as the context requires.
2.12
“Covered Canadian Employee” means a Tier 1 Covered Employee, Tier 2 Covered Employee, or Tier 3 Covered Employee currently residing and working in Canada, in each case, who has timely and properly executed and delivered a Participation Agreement to the Company, but does not include a Covered Employee. The Administrator may, in its discretion and from time to time, designate employees to be Covered Canadian Employees under the Plan.
2.13
“Covered Employee” means a Tier 1 Covered Employee, Tier 2 Covered Employee, or Tier 3 Covered Employee, in each case, who has timely and properly executed and delivered a Participation Agreement to the Company, but does not include a Covered Canadian Employee. The Administrator may, in its discretion and from time to time, designate employees to be Covered Employees under the Plan.
2.14
“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.
2.15
“Effective Date” means the date of the Committee’s adoption of the Plan.
2.16
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.17
“Equity Plan” means the 2017 Pursuit Attractions and Hospitality, Inc. Omnibus Incentive Plan, as amended from time to time, or any successor plan thereto.
2.18
“Good Reason” means, unless otherwise specified in a Participation Agreement with respect to a Covered Employee or Covered Canadian Employee, any of the following actions taken by the Company, any Affiliate, or a successor corporation or entity, with respect to a Covered Employee or Covered Canadian Employee, without the consent of such Covered Employee or Covered Canadian Employee (unless such action is taken in response to conduct by such Covered Employee or Covered Canadian Employee that constitutes Cause): (a) the assignment to the Covered Employee or Covered Canadian Employee of any duties materially inconsistent in any respect with the Covered Employee or Covered Canadian Employee’s position (including status, offices, titles and reporting requirements), authority, duties, or responsibilities, or any other action by the Company or any Affiliate which results in a material diminution in such position, duties, or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or the applicable Affiliate promptly after receipt of notice thereof given by the Covered Employee or Covered Canadian Employee; (b) any ten percent (10%) or greater reduction of the Covered Employee or Covered Canadian Employee’s base salary or annual bonus opportunity; (c) a relocation of such Covered Employee or Covered Canadian Employee’s principal place of employment that results in an increase in the Covered Employee or Covered Canadian Employee’s one-way driving distance by more than fifty (50) miles from the Covered Employee or Covered Canadian Employee’s then-current principal residence; or (d) the failure or refusal of a successor to the Company to materially assume the Company’s obligations under each material agreement between such Covered Employee or Covered Canadian Employee and the Company in the event of a Change in Control. In order to resign for Good Reason, a Covered Employee or Covered Canadian Employee must provide written notice of the event giving rise to Good Reason to the Company within ninety (90) days after the condition arises, allow the Company thirty (30) days to cure such condition, and if the Company fails to cure the condition within such period, the Covered Employee or Covered Canadian Employee’s resignation from all positions such Covered Employee or Covered Canadian Employee then holds with the Company and any Affiliate must be effective not later than ninety (90) days after the end of the Company’s cure period.
2.19
“Involuntary Termination” means the termination by the Company or any Affiliate of a Covered Employee or Covered Canadian Employee’s employment other than for Cause (and other than due to death or Disability), or such Covered Employee or Covered Canadian Employee’s resignation for Good Reason.
2.20
“Non-CIC Involuntary Termination” means an Involuntary Termination that occurs outside of the Change in Control Period.
2.21
“Participation Agreement” means an agreement between a Covered Employee and the Company substantially in the form attached hereto as Exhibit A, or an agreement between a Covered Canadian Employee and the Company substantially in the form attached hereto as Exhibit B, with respect to such Covered Employee or Covered Canadian Employee’s participation in the Plan, and which may include such other terms and conditions as the Administrator may specify.
2.22
“Severance Benefits” means the compensation and other benefits a Covered Employee or Covered Canadian Employee is eligible to receive pursuant to Section 4, subject to the terms and conditions of the Plan.
2.23
“Severance Period” means the period of time set forth on Exhibit C applicable to a Covered Employee or Covered Canadian Employee’s Severance Benefits.

2.24
“Tier 1 Covered Employee” means an employee of the Company or an Affiliate thereof serving in the role of Chief Executive Officer of the Company and who is designated as a “Tier 1 Covered Employee” by the Committee.
2.25
“Tier 2 Covered Employee” means an employee of the Company or an Affiliate thereof who is designated as a “Tier 2 Covered Employee” by the Committee. Such designation may be by name, title, or corporate level.
2.26
“Tier 3 Covered Employee” means an employee of the Company or an Affiliate thereof who is designated as a “Tier 3 Covered Employee” by the Committee. Such designation may be by name, title, or corporate level.
2.27
“Year of Service” means a Covered Employee or Covered Canadian Employee’s aggregate period of continuous employment with the Company or any Affiliate.
3.
Eligibility for Severance Benefits. An individual is eligible for Severance Benefits under the Plan in the amounts set forth herein only if such individual is a Covered Employee or Covered Canadian Employee on the date such individual experiences an Involuntary Termination.
4.
Severance Benefits. Upon the termination of a Covered Employee or Covered Canadian Employee’s employment for any reason, the Covered Employee or Covered Canadian Employee shall be entitled to receive (a) any earned but unpaid base salary and if applicable, vacation pay and expenses, and (b) any vested employee benefits in accordance with the terms of the applicable employee benefit plan or program. In addition, the Covered Employee or Covered Canadian Employee may be eligible to receive additional payments and benefits, as set forth in more detail below.
4.1
CIC Involuntary Termination. If a Covered Employee or Covered Canadian Employee experiences a CIC Involuntary Termination, then, subject to the Covered Employee or Covered Canadian Employee’s compliance with Section 5, the Covered Employee or Covered Canadian Employee shall receive the following Severance Benefits from the Company at the time set forth in Section 6 below:
4.1.1
Cash Severance Benefits. The Covered Employee or Covered Canadian Employee will receive the cash Severance Benefits set forth on Exhibit C hereto for a CIC Involuntary Termination, payable in the form of a cash lump sum. With respect to a Covered Canadian Employee, to the extent that the Severance Benefits do not fully satisfy the Covered Canadian Employee’s minimum entitlements under applicable employment standards legislation, the Covered Canadian Employee will also receive payment and provision of any additional compensation and benefits that are then required to be paid or provided to the Covered Canadian Employee in order to satisfy the Covered Canadian Employee’s minimum entitlements under applicable employment standards legislation.

4.1.2
Healthcare Continuation Coverage; Payment in Respect of Benefits. During the period commencing on the date of the Covered Employee’s CIC Involuntary Termination and concluding at the end of the timeframe specified on Exhibit C, or, if earlier, the date on which the Covered Employee becomes eligible for coverage under any group health plan of a subsequent employer or otherwise (in any case, the “COBRA CIC Payment Period”) and provided that the Covered Employee has timely elected continued group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay the Covered Employee’s premiums on behalf of the Covered Employee for the Covered Employee’s continued coverage under the Company’s group health plans, including coverage for the Covered Employee’s eligible dependents, at the same levels and costs in effect on the date of the Covered Employee’s termination (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars). Upon the conclusion of the COBRA CIC Payment Period, to the extent that the Covered Employee remains eligible for and continues to receive COBRA continuation coverage beyond the COBRA CIC Payment Period, the Covered Employee will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the remainder of the Covered Employee’s eligible COBRA coverage period. Notwithstanding anything herein to the contrary, if (a) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A (as defined in Section 7), (b) at any point during the COBRA CIC Payment Period, the Company is otherwise unable to cover the Covered Employee or the Covered Employee’s dependents under any of its group health plans, or (c) at any time, the Company determines, in its sole discretion, that it cannot provide the benefit without potentially violating and/or incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, the Company will instead pay the Covered Employee on the last day of each month or remaining month, as applicable, of the COBRA CIC Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholdings (such amount, the “Special CIC Severance Payments”). For the avoidance of doubt, the COBRA continuation period under Section 4980B of the Code shall run concurrently with the period of continued group health plan coverage pursuant to this Section 4.1.2, and any Special CIC Severance Payments provided are not required to be used for health coverage and shall end upon expiration of the COBRA CIC Payment Period.
4.1.3
Pay in Lieu of Benefits Continuation. Covered Canadian Employees will be eligible to receive a payment in lieu of benefits continuation in the amount set forth on Exhibit C.
4.1.4
Equity Vesting. Any then-outstanding equity awards held by the Covered Employee or Covered Canadian Employee will be treated in accordance with the terms of the applicable equity plan and/or award agreement thereunder.
4.2
Non-CIC Involuntary Termination. If a Covered Employee or Covered Canadian Employee experiences a Non-CIC Involuntary Termination, then, subject to the Covered Employee or Covered Canadian Employee’s compliance with Section 5, the Covered Employee or Covered Canadian Employee shall receive the following Severance Benefits from the Company at the time set forth in Section 6 below:
4.2.1
Cash Severance Benefits. The Covered Employee or Covered Canadian Employee will receive the cash Severance Benefits set forth on Exhibit C hereto for a Non-CIC Involuntary Termination, payable (except as may otherwise be provided in a Participation Agreement) as follows: (a) cash Severance Benefits related to the Covered Employee or Covered Canadian Employee’s Base Salary will be payable in substantially equal installments over the Severance Period and in accordance with the Company’s regular payroll practices as in effect from time to time, and (b) cash Severance Benefits, if any, related to the Covered Employee or Covered Canadian Employee’s annual bonus opportunity for the year in which the Non-CIC Involuntary Termination occurs will be payable in a cash lump sum, based on actual performance and prorated in accordance with Exhibit C, at the same time that the Board or Committee determines and pays out annual bonuses with respect to such year to active Company employees (but for Covered Employees, in no event later than March 15 of the year following the year in which the Non-CIC Involuntary Termination occurs) . With respect to a Covered Canadian Employee, to the extent that the Severance Benefits do not fully satisfy the Covered Canadian Employee’s minimum entitlements under applicable employment standards legislation, the Covered Canadian Employee will also receive payment and provision of any additional compensation and benefits that are then required to be paid or provided to the Covered Canadian Employee in order to satisfy the Covered Canadian Employee’s minimum entitlements under applicable employment standards legislation.

4.2.2
Healthcare Continuation Coverage; Payment in Respect of Benefits. During the period commencing on the date of the Covered Employee’s Non-CIC Involuntary Termination and concluding at the end of the timeframe specified on Exhibit C, or, if earlier, the date on which the Covered Employee becomes eligible for coverage under any group health plan of a subsequent employer or otherwise (in any case, the “COBRA Payment Period”) and provided that the Covered Employee has timely elected continued group health plan continuation coverage under COBRA, the Company shall pay the Covered Employee’s premiums on behalf of the Covered Employee for the Covered Employee’s continued coverage under the Company’s group health plans, including coverage for the Covered Employee’s eligible dependents, at the same levels and costs in effect on the date of the Covered Employee’s termination (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars). Upon the conclusion of the COBRA Payment Period, to the extent that the Covered Employee remains eligible for and continues to receive COBRA continuation coverage beyond the COBRA Payment Period, the Covered Employee will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the remainder of the Covered Employee’s eligible COBRA coverage period. Notwithstanding anything herein to the contrary, if (a) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A, (b) at any point during the COBRA Payment Period, the Company is otherwise unable to cover the Covered Employee or the Covered Employee’s dependents under any of its group health plans, or (c) at any time, the Company determines, in its sole discretion, that it cannot provide the benefit without potentially violating and/or incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, the Company will instead pay the Covered Employee on the last day of each month or remaining month, as applicable, of the COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payments”). For the avoidance of doubt, the COBRA continuation period under Section 4980B of the Code shall run concurrently with the period of continued group health plan coverage pursuant to this Section 4.2.2, and any Special Severance Payments provided are not required to be used for health coverage and shall end upon expiration of the COBRA Payment Period.
4.2.3
Pay in Lieu of Benefits Continuation. Covered Canadian Employees will be eligible to receive a payment in lieu of benefits continuation in the amount set forth on Exhibit C.
4.2.4
Equity Vesting. Any then-outstanding equity awards held by the Covered Employee or Covered Canadian Employee will be treated in accordance with the terms of the applicable equity plan and/or award agreement thereunder.
5.
Conditions to Receipt of Severance.
5.1
Release Agreement. As a condition to receiving Severance Benefits under the Plan, each Covered Employee and Covered Canadian Employee will be required to sign and allow to become effective a separation agreement, which contains a customary and standard waiver and general release of all claims in favor of the Company and its Affiliates (the “Release”), in such form as may be provided by the Company. The Release will include specific information regarding the amount of time the Covered Employee or Covered Canadian Employee will have to consider the terms of the Release and return the signed agreement to the Company. In no event will the period to return the Release be longer than fifty-five (55) days, inclusive of any revocation period set forth in the Release, following the Covered Employee or Covered Canadian Employee’s Involuntary Termination (the “Release Period”). With respect to a Covered Canadian Employee, only the portion of the Severance Benefits that exceeds the statutory minimum entitlements prescribed by the applicable employment standards legislation is conditional on the Covered Canadian Employee’s execution of the Release. If a Covered Canadian Employee does not execute the Release, the Covered Canadian Employee will only be provided with the statutory minimum entitlements prescribed by applicable employment standards legislation.

5.2
Plan Benefits Supersede Prior Benefits. For each Covered Employee and Covered Canadian Employee, the Plan shall supersede any other change in control or severance benefit plan, agreement, policy or practice previously maintained by the Company with respect to a Covered Employee (including, without limitation, the Viad Corp Executive Officer Pay Continuation Policy and the Viad Corp Executive Severance Plan (Tier I – 2013), as amended) and any change in control or severance benefits in any individually negotiated employment contract or other agreement between the Company and a Covered Employee or Covered Canadian Employee. Notwithstanding the foregoing, the Covered Employee or Covered Canadian Employee’s outstanding equity awards shall remain subject to the terms of the applicable equity plan under which such awards were granted that may apply upon a Change in Control and/or termination of such employee’s service and no provision of the Plan shall be construed as to limit the actions that may be taken, or to violate the terms, thereunder. In no event shall a Covered Employee receive benefits under both Sections 4.1 and 4.2 hereof.
5.3
Certain Reductions. The Administrator will reduce a Covered Employee or Covered Canadian Employee’s benefits under the Plan by any other statutory severance obligations or contractual severance benefits, obligations for pay in lieu of notice, and any other similar benefits payable to the Covered Employee or Covered Canadian Employee by the Company (or any successor thereto) or any Affiliate that are due in connection with the Covered Employee or Covered Canadian Employee’s termination and that are in the same form as the benefits provided under the Plan (e.g., cash severance). Without limitation, this reduction includes a reduction for any benefits required pursuant to (i) any applicable legal requirement; provided, that notwithstanding anything herein to the contrary, no benefits hereunder shall be reduced for any benefit required pursuant to the Worker Adjustment and Retraining Notification Act of 1988 and any similar state, local or non-U.S. laws (collectively, the “WARN Act”), (ii) a written employment, severance or equity award agreement with the Company or any Affiliate, (iii) any Company or Affiliate policy or practice providing for the Covered Employee or Covered Canadian Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Covered Employee or Covered Canadian Employee’s employment, and (iv) any required salary continuation, notice pay, statutory severance payment, or other payments either required by local law, or owed pursuant to a collective labor agreement, as a result of the termination of the Covered Employee or Covered Canadian Employee’s employment. The benefits provided under the Plan are intended to satisfy, to the greatest extent possible, and not to provide benefits duplicative of, any and all statutory, contractual and collective agreement obligations of the Company and any Affiliate in respect of the form of benefits provided under the Plan that may arise out of a termination, and the Administrator will so construe and implement the terms of the Plan. Reductions may be applied on a retroactive basis, with benefits previously provided being recharacterized as benefits pursuant to the Company’s or any Affiliate’s statutory or other contractual obligations. The Company’s or any Affiliate’s decision to apply such reductions to the Plan benefits of one Covered Employee or Covered Canadian Employee and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the Plan benefits of any other Covered Employee or Covered Canadian Employee. The payments pursuant to the Plan are in addition to, and not in lieu of, any unpaid salary, bonuses or employee welfare benefits to which a Covered Employee may be entitled for the period ending with the Covered Employee’s termination. Notwithstanding the above, in no circumstances will a retroactive reduction occur that results in a Covered Canadian Employee receiving less than the Covered Canadian Employee’s statutory minimum entitlements prescribed by the applicable employment standards legislation.
5.4
Other Requirements. A Covered Employee or Covered Canadian Employee’s receipt of Severance Benefits pursuant to Sections 4.1 or 4.2 will be subject to the Covered Employee or

Covered Canadian Employee continuing to comply with the applicable provisions of this Section 5 and the terms of any confidential information agreement, proprietary information and inventions agreement, any covenants agreement, any other similar agreement to the foregoing and such other appropriate agreement between the Covered Employee or Covered Canadian Employee and the Company or any Affiliate. Benefits under the Plan shall terminate immediately for a Covered Employee or Covered Canadian Employee if such Covered Employee or Covered Canadian Employee, at any time, materially breaches any such agreement or the provisions of this Section 5.
5.5
Section 280G. Any provision of the Plan to the contrary notwithstanding, if any payment or benefit a Covered Employee would receive from the Company and its Affiliates or an acquiror pursuant to the Plan or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Higher Amount (defined below). The “Higher Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Covered Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Higher Amount, reduction will occur in the manner that results in the greatest economic benefit for a Covered Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. In no event will the Company, any Affiliate or any stockholder be liable to any Covered Employee for any amounts not paid as a result of the operation of this Section 5.5.
6.
Timing of Benefits. With respect to Covered Employees, subject to any delay required by Section 7 below and except as otherwise provided in Section 4.2.1(b), cash Severance Benefits will be paid or will begin being paid within fifty-five (55) days of the date of the Covered Employee’s Involuntary Termination, on the Company’s first regular payday following the date on which the Release becomes effective and irrevocable in accordance with its terms (but no earlier than allowed under Section 409A); provided further, that if the Release revocation period crosses two calendar years, the Severance Benefits will be paid or will begin being paid in the second of the two years if necessary to avoid taxation under Section 409A.
7.
Section 409A. Notwithstanding anything to the contrary in the Plan, no severance payments or benefits will become payable until the Covered Employee has a “separation from service” within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) if such payments or benefits would constitute deferred compensation for purposes of Section 409A (“Deferred Compensation Severance Benefits”). Further, if the Covered Employee is subject to Section 409A and is a “specified employee” within the meaning of Section 409A at the time of the Covered Employee’s separation from service (other than due to death), then any Deferred Compensation Separation Benefits otherwise due to the Covered Employee on or within the six-month period following his or her separation from service will accrue during such six-month period, without interest, and will become payable in a lump sum payment (less applicable withholding taxes) on the date six months and one day following the date of the Covered Employee’s separation from service if necessary to avoid adverse taxation under Section 409A. All subsequent payments of Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Covered Employee dies following his or her separation from service but prior to the six-month anniversary of his or her date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to the Covered Employee’s estate as soon as administratively practicable after the date of his or her death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Plan is intended to constitute a separate payment for purposes of Section 409A. It is the intent of the Plan to be exempt from (or if not exempt from, to comply with) the requirements of Section 409A, so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.
8.
Withholding. The Company will withhold from any Severance Benefits all federal, provincial, state, local and other taxes required to be withheld therefrom and any other required payroll deductions.
9.
Administration.
9.1
The Administrator (in their, his or her sole and absolute discretion) shall have the authority to administer the Plan on behalf of the Company, including, without limitation, the discretionary power and authority to (i) adopt such rules as it deems advisable in connection with the administration of the Plan and to construe, interpret, apply and enforce the Plan and any such rules and to remedy ambiguities, errors or omissions in the Plan; (ii) determine eligibility to participate in the Plan and set the terms and conditions of individual Participation Agreements; and (iii) act under the Plan on a case-by-case basis, provided that the Administrator’s decisions under the Plan need not be uniform with respect to similarly situated Covered Employees or Covered Canadian Employees.
9.2
The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator prior to a Change in Control with respect to the Plan, and any interpretation by the Administrator prior to a Change in Control of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. Following a Change in Control, any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document that (i) does not affect the benefits payable under the Plan shall not be subject to review unless found to be arbitrary and capricious, or (ii) does affect the benefits payable under the Plan shall not be subject to review unless found to be unreasonable or not to have been made in good faith.
9.3
In accordance with Section 2.1, the Administrator may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan; provided, however, that any Plan amendment or termination or any other action that could reasonably be expected to increase significantly the cost of the Plan must be approved by the Board or the Committee.
10.
Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Section 2.1 and Section 9, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act or pass upon any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.
11.
Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Covered Employee or Covered Canadian Employee and without regard to the effect of the amendment or termination on any Covered Employee, Covered Canadian Employee, or on any other individual. Any amendment or termination of the Plan will be in writing. Notwithstanding the preceding, the Company may not, without a Covered Employee or Covered Canadian Employee’s written consent, amend or terminate the Plan in any way, nor take any other action, that (a) prevents that Covered Employee or Covered Canadian Employee from becoming eligible for Severance Benefits under the Plan or (b) reduces or alters to the detriment of the Covered Employee or Covered Canadian Employee the Severance Benefits payable, or potentially payable, to a Covered Employee or Covered Canadian Employee under the Plan (including, without limitation, imposing additional conditions or modifying the timing of payment); provided, that notwithstanding the foregoing, the Company may amend the Plan in any manner necessary to comply with changes in applicable laws or regulations. Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity. For the avoidance of doubt, in the event a Change in Control occurs during the term of the Plan, the Plan shall not terminate until the Change in Control Period has expired and any benefits payable have been paid.
12.
Claims Procedure. With respect to Covered Employees, claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. Any employee or other person who believes he or she is entitled to any payment under the Plan (a “claimant”) may submit a claim in writing to the Administrator within 90 days of the earlier of (i) the date the claimant learned the amount of their Severance Benefits under the Plan, or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. In determining claims for benefits, the Administrator or its delegate has the authority to interpret the Plan, to resolve ambiguities, to make factual determinations, and to resolve questions relating to eligibility for and amount of benefits. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information or material that the Administrator needs to complete the review and an explanation of why such information or material is necessary and the Plan’s procedures for appealing the denial (including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described below, if applicable). The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given to the claimant (or representative) within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim. If the extension is provided due to a claimant’s failure to provide sufficient information, the time frame for rendering the decision is tolled from the date the notification is sent to the claimant about the failure to the date on which the claimant responds to the request for additional information. The Administrator has delegated the claims review responsibility to the Company’s General Counsel or such other individual designated by the Administrator, except in the case of a claim filed by or on behalf of the Company’s General Counsel or such other individual designated by the Administrator, in which case, the claim will be reviewed by the Company’s Chief Executive Officer.
13.
Appeal Procedure. If the claimant’s claim in connection with Section 12 is denied, the claimant (or his or her authorized representative) may apply in writing to an appeals official appointed by the Administrator (which may be a person, committee or other entity) for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. A request for review must set forth all of the grounds on which it is based, all facts in support of the request, and any other matters that the claimant feels are pertinent. In connection with the request for review, the claimant (or representative) has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit written comments, documents, records and other information relating to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the claimant (or representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The appeals official will provide written notice of its decision on review within 60 days after it receives a review request. If special circumstances require an extension of time (up to 60 days), written notice of the extension will be given to the claimant (or representative) within the initial 60-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the appeals official expects to render its decision. If the extension is provided due to a claimant’s failure to provide sufficient information, the time frame for rendering the decision on review is tolled from the date the notification is sent to the claimant about the failure to the date on which the claimant responds to the request for additional information. If the claim is denied (in full or in part) upon review, the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice shall also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA, if applicable. The Administrator has delegated the appeals review responsibility to the Company’s General Counsel, except in the case of an appeal filed by or on behalf of the Company’s General Counsel, in which case, the appeal will be reviewed by the Company’s Chief Executive Officer.
14.
Judicial Proceedings. No judicial proceeding shall be brought to recover benefits under the Plan until the claims procedures described in Sections 12 and 13 have been exhausted and the Plan benefits requested have been denied in whole or in part. If any judicial proceeding is undertaken to further appeal the denial of a claim or bring any other action under ERISA (other than a breach of fiduciary duty claim), the evidence presented shall be strictly limited to the evidence timely presented to the Administrator or its delegate, unless any new evidence has since been uncovered following completion of the claims procedures described in Sections 12 and 13. In addition, any such judicial proceeding must be filed within one year after the claimant’s receipt of notification that his or her appeal was denied.
15.
Source of Payments. All Severance Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.
16.
Inalienability. In no event may any current or former employee of the Company or any of its Affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.
17.
No Enlargement of Employment Rights. Neither the establishment nor maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to be continued as an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in the Plan, a Covered Employee or Covered Canadian Employee may be entitled to benefits under the Plan depending upon the circumstances of his or her termination of employment.
18.
Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

19.
Applicable Law. With respect to Covered Employees, the provisions of the Plan will be construed, administered and enforced in accordance with ERISA. To the extent ERISA is not applicable, the provisions of the Plan will be governed by the internal substantive laws of the State of Delaware, and construed accordingly, without giving effect to principles of conflicts of laws.
20.
Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
21.
Headings. Headings in the Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.
22.
Minimum Standards. With respect to Covered Canadian Employees, in the event the minimum standards of the applicable employment standards legislation are more favorable to the Covered Canadian Employee in respect of any article, section, clause or provision of the Plan, the relevant minimum standards in the applicable employment standards legislation shall apply in place of that article, section, clause or provision.
23.
Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its boards of directors, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.
24.
Additional Information.

Plan Name:	Pursuit Attractions and Hospitality, Inc. Executive Severance Plan

Plan Sponsor:	Pursuit Attractions and Hospitality, Inc. 1401 17th Street, Suite 1400 Denver, Colorado 80202 (602) 207-1000

Identification Numbers:	EIN: 36-1169950
PLAN NUMBER: 531

Plan Year:	Company’s Fiscal Year ending December 31

Plan Administrator:	Pursuit Attractions and Hospitality, Inc. Human Resources Committee of the Board of Directors or Representative 1401 17th Street, Suite 1400 Denver, Colorado 80202 (602) 207-1000

Agent for Service of	Pursuit Attractions and Hospitality, Inc. General Counsel 1401 17th Street, Suite 1400 Denver, Colorado 80202
Legal Process:

(602) 207-1000

Type of Plan:	Severance Plan/Employee Welfare Benefit Plan

Plan Costs:	The cost of the Plan is paid by the Company.

25.
Statement of Covered Employee ERISA Rights.

As a Covered Employee under the Plan, you have certain rights and protections under ERISA:

25.1
You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor.
25.2
You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator at no charge.

In addition to creating rights for Covered Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Covered Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. (The claim review procedure is explained in Section 13 and Section 14 above.)

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents and do not receive them within thirty days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions regarding the Plan, please contact the Administrator or the Company’s General Counsel. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-3272.

EXHIBIT A

PURSUIT ATTRACTIONS AND HOSPITALITY, INC.

EXECUTIVE SEVERANCE PLAN

Form of Participation Agreement for Covered Employees

Pursuit Attractions and Hospitality, Inc. (the “Company”) is pleased to inform you, [name], that you have been selected to participate in the Company’s Executive Severance Plan (the “Plan”) as a [applicable Covered Employee tier] Covered Employee. A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan and this Participation Agreement. Any capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

In order to become a Covered Employee under the Plan, you must complete and sign this Participation Agreement and return it to [name] no later than [date].

The Plan describes in detail certain circumstances under which you may become eligible for Severance Benefits and the amount of those benefits. As described more fully in the Plan, you may become eligible for certain Severance Benefits applicable to a [applicable Covered Employee tier] Covered Employee if you experience either a CIC Involuntary Termination or a Non-CIC Involuntary Termination.

In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Company the Release, which must have become effective and irrevocable, and otherwise comply with the requirements under the Plan.

In accordance with the Plan, the benefits, if any, provided under the Plan and this Participation Agreement are intended to be the exclusive benefits for you related to your Involuntary Termination and shall supersede and replace, except as provided in the Plan, any severance benefits for which you otherwise would be eligible under any other Company severance policy, plan, agreement or other arrangement (whether or not subject to ERISA).

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (i) you have received a copy of the Plan; (ii) you have carefully read this Participation Agreement and the Plan and you acknowledge and agree to their terms, including, but not limited to, Section 5 of the Plan; (iii) you agree that this Participation Agreement and the provisions of the Plan supersede any individual agreement between you and the Company and any other plan, policy or practice, whether written or unwritten, maintained by the Company with respect to severance benefits upon your separation from the Company; and (iv) decisions and determinations by the Administrator under the Plan shall be final and binding on you and your successors.

PURSUIT ATTRACTIONS AND HOSPITALITY, INC. Signature Name: Title: Date:	COVERED EMPLOYEE Signature Name: Title: Date:

Attachment: Pursuit Attractions and Hospitality, Inc. Executive Severance Plan

EXHIBIT B

PURSUIT ATTRACTIONS AND HOSPITALITY, INC.

EXECUTIVE SEVERANCE PLAN

Form of Participation Agreement for Covered Canadian Employees

Pursuit Attractions and Hospitality, Inc. (the “Company”) is pleased to inform you, [name], that you have been selected to participate in the Company’s Executive Severance Plan (the “Plan”) as a [applicable Covered Employee tier] Covered Canadian Employee. A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan and this Participation Agreement. Any capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

The Plan is intended to clarify and confirm your severance entitlements upon the termination of your employment with the Company pursuant to a CIC Involuntary Termination or a Non-CIC Involuntary Termination. For good and valuable consideration, including enhanced severance entitlements and certainty of terms in the event your employment is terminated by way of CIC Involuntary Termination or a Non-CIC Involuntary Termination, you and the Company agree to complete and sign this Participation Agreement.

In order to become a Covered Canadian Employee under the Plan, you must complete and sign this Participation Agreement and return it to [name] no later than [date].

The Plan describes in detail certain circumstances under which you may become eligible for Severance Benefits and the amount of those benefits. As described more fully in the Plan, you may become eligible for certain Severance Benefits applicable to a [applicable Covered Canadian Employee tier] Covered Canadian Employee if you experience either a CIC Involuntary Termination or a Non-CIC Involuntary Termination.

The portion of the Severance Benefits that exceeds your statutory minimum entitlements required under applicable employment standards legislation is conditional on your execution of a full and final release in favour of the Company, and your compliance with the requirements of the Plan. If you do not execute a full and final release, you will only be provided with your statutory minimum entitlements prescribed by the applicable employment standards legislation.

In accordance with the Plan, the benefits, if any, provided under the Plan and this Participation Agreement are intended to be the exclusive benefits for you related to your Involuntary Termination and shall supersede and replace, except as provided in the Plan, any severance benefits, notice of termination of employment (or pay in lieu thereof) or other entitlements for which you otherwise would be eligible under any other Company severance policy, plan, agreement, employment agreement or other arrangement. For greater certainty, the Severance Benefits constitute your entire entitlement upon termination and is inclusive of your entitlement to notice of termination (or pay in lieu thereof), termination pay, severance pay, benefits continuation and/or any other entitlements or compensation pursuant to statute, contract, common law or otherwise.

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (i) you have received a copy of the Plan; (ii) you have carefully read this Participation Agreement and the Plan and you acknowledge and agree to their terms; (iii) you agree that this Participation Agreement and the provisions of the Plan supersede any individual agreement between you and the Company and any other employment agreement, plan, policy or practice, whether written or unwritten, maintained by the Company with respect to notice of termination (or pay in lieu thereof), termination pay, severance pay, benefits continuation and/or any other entitlements or compensation upon your separation from the Company; and (iv) decisions and determinations by the Administrator under the Plan shall be final and binding on you and your successors.

PURSUIT ATTRACTIONS AND HOSPITALITY, INC. Signature Name: Title: Date:	COVERED CANADIAN EMPLOYEE Signature Name: Title: Date:

Attachment: Pursuit Attractions and Hospitality, Inc. Executive Severance Plan

EXHIBIT C

SEVERANCE BENEFITS

CIC Involuntary Termination

Benefits	Tiers
	Tier 1 Covered Employee	Tier 2 Covered Employee	Tier 3 Covered Employee
Severance Period	24 months	18 months	12 months
Cash Severance Benefits	24 months of Base Salary and 2x target annual bonus for calendar year in which date of CIC Involuntary Termination occurs	18 months of Base Salary and 1x target annual bonus for calendar year in which date of CIC Involuntary Termination occurs	12 months of Base Salary and 1x target annual bonus for calendar year in which date of CIC Involuntary Termination occurs
COBRA CIC Payment Period (only applicable to Covered Employees)	Severance Period for CIC Involuntary Termination	Severance Period for CIC Involuntary Termination	Severance Period for CIC Involuntary Termination
Pay in lieu of Benefits (only applicable to Covered Canadian Employees)	7.5% of 24 months of Base Salary	7.5% of 18 months of Base Salary	7.5% of 12 months of Base Salary

Non-CIC Involuntary Termination

Benefits	Tiers
	Tier 1 Covered Employee	Tier 2 Covered Employee	Tier 3 Covered Employee
Severance Period	24 months	< 1 Year of Service as of date of Non-CIC Involuntary Termination: 6 months ≥ 1 Year of Service as of date of Non-CIC Involuntary Termination: 12 months	< 1 Year of Service as of date of Non-CIC Involuntary Termination: 3 months ≥ 1 Year of Service as of date of Non-CIC Involuntary Termination: 6 months
Cash Severance Benefits

24 months of Base Salary and a prorated annual bonus based on actual performance achievement and number of full days in position for calendar year in which date of Non-CIC Involuntary Termination occurs

Base Salary for the number of months in the applicable Severance Period and a prorated annual bonus based on actual performance achievement and number of full days in position for calendar year in which date of Non-CIC Involuntary Termination occurs

Base Salary for the number of months in the applicable Severance Period and a prorated annual bonus based on actual performance achievement and number of full days in position for calendar year in which date of Non-CIC Involuntary Termination occurs

COBRA Payment Period (only applicable to Covered Employees)	Severance Period for Non-CIC Involuntary Termination	Severance Period for Non-CIC Involuntary Termination	Severance Period for Non-CIC Involuntary Termination
Pay in lieu of Benefits (only applicable to Covered Canadian Employees)	7.5% of 24 months of Base Salary	7.5% of Base Salary for the number of months in the applicable Severance Period	7.5% of Base Salary for the number of months in the applicable Severance Period